UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2008

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	Not Applicable
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies	Not Applicable
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On August 11, 2008, Minera San Cristobal, S.A. (“MSC”), a 65% owned indirect subsidiary of Apex Silver Mines Limited (“Apex Silver”), entered into a $50 million subordinated unsecured line of credit (the “Loan Agreement”) with SC Minerals Aktiebolag, a subsidiary of Sumitomo Corporation (“SC Minerals”).  SC Minerals is the 35% shareholder of MSC.  The Loan Agreement permits borrowings by MSC until October 31, 2008.  Loans under the agreement will bear interest at an annual rate of 15%.  The loans are subordinated to all amounts payable under MSC’s existing project finance facility, and MSC is not required to pay any amount of principal or interest with respect to any loan until maturity in August 2013.  The Loan Agreement provides that SC Minerals may, at its option, subscribe for additional MSC shares in lieu of extending credit and may convert outstanding advances (including accrued interest) into additional MSC shares at any time.  If all amounts are fully drawn under the Loan Agreement, no payments are made by MSC prior to maturity, and if SC Minerals were to convert all amounts payable into MSC shares as of the maturity date, Apex Silver’s indirect ownership interest in MSC would be reduced to approximately 53% (approximately 58% on conversion of principal only).

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The matters described in Item 1.01 of this Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Loan Agreement by and between SC Minerals Aktiebolag and Minera San Cristobal, S.A. dated August 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 15, 2008

Apex Silver Mines Limited

By:	/s/ Gerald J. Malys
	Name:	Gerald J. Malys
	Title:	Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Loan Agreement by and between SC Minerals Aktiebolag and Minera San Cristobal, S.A. dated August 11, 2008.